Exhibit 99.7

CONSENT OF PROPOSED DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, and in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of ACNB Corporation (“ACNB”) relating to the transactions contemplated by the Agreement and Plan of Reorganization, dated as July 23, 2024, by and among ACNB, ACNB South Acquisition Subsidiary, LLC, ACNB Bank, Traditions Bancorp, Inc. (“Traditions”) and Traditions Bank, pursuant to which Traditions will merge with and into ACNB South Acquisition Subsidiary, LLC (the “Merger”), the undersigned hereby consents to being named in the Registration Statement and all amendments thereto, including post-effective amendments, as a person who is proposed to become a director of ACNB upon consummation of the Merger, and to the filing of this consent as an exhibit to the Registration Statement and all amendments thereto.

/s/ John M. Polli
John M. Polli

Dated: September 30, 2024